                                                                           Exhibit 99.1

For Immediate Release                                            Contact:  Marie van Luling
September 22, 2005                                                       401 456-5015, x1584

                                        Bank Rhode Island Announces Organizational Realignment
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                                        DeRentis Assumes New Position as Chief Business Officer

PROVIDENCE,   RI  -  Realigning  its  executive  ranks  to  accelerate  business development,  Bank Rhode  Island  today  announced  organizational  changes that include elevating Executive Vice President James V. DeRentis to the new position of chief business  officer,  responsible for all retail and commercial  business lines.

Under the bank's  organizational  realignment,  DeRentis will retain his current responsibilities  for Retail Banking and Marketing and he will assume leadership of the bank's commercial  lending operations from Chief Operating Officer Donald C.  McQueen.  At the same time,  responsibility  for the bank's Human  Resources
Department will move from DeRentis to the COO.

The changes,  made as part of the bank's continuing  strategic planning process, were also spurred by the  unexpected  decision of McQueen to pursue a new career path.  McQueen  will  remain  as COO  until his  successor  is  hired.  The bank anticipates  that will take three to six  months.  Thereafter,  he will serve as chief credit officer until he departs.

"Bank Rhode Island is a great  success  story and I am proud to have been a part of it from the very  beginning,"  McQueen  said.  "After 25 years in the banking business,  I have  decided to redirect  my energy into new areas.  I will remain with Bank  Rhode  Island for a period of time to do  whatever  is  necessary  to ensure a smooth transition and I wish all of my colleagues continued success."

"I regret that Don McQueen will not remain with the bank  long-term,"  said Bank Rhode Island President and Chief Executive  Officer Merrill W. Sherman.  "I have an extraordinary regard for him as a person, as a professional,  as a colleague, and as a friend."  McQueen has been with Bank Rhode Island since its founding in
1996.

Sherman said that from a structural  standpoint,  the  realignment is a positive move for Bank Rhode  Island as it continues  to grow.  "This  creates a rational structure that we believe will help us to promote  business  development as well as operational  excellence," she said. "We could not ask for a better leader for
this effort than Jim DeRentis.  He has been key to creating and  delivering  our high-touch   service  model  and   instrumental  in  defining   ourselves  as  a
commercially focused bank."

DeRentis,  who has  been  with the  bank  since  1996,  said  the  alignment  of commercial and retail  banking  functions  will  facilitate  Bank Rhode Island's
continued  success  in  its  business   development   efforts.   "The  increased integration of our commercial and retail lines of business distinguishes us from our  competitors  by enhancing  our ability to provide each customer a bank-wide relationship through a single, responsive touch-point," DeRentis said.

The chief business officer,  chief operating officer and Chief Financial Officer Linda H. Simmons will continue to report directly to the president.

Bank Rhode  Island,  a wholly  owned  subsidiary  of Bancorp  Rhode  Island Inc. (NASDAQ:BARI),   is   a   full-service,   FDIC-insured   financial   institution
headquartered in Providence.  As of June 30, 2005,  Bancorp Rhode Island's total assets stood at $1.4 billion and total  deposits  were $934.0  million.  Bancorp
Rhode Island's corporate web site is located at www.bankri.com.

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